DISTRIBUTION AGREEMENT

THIS AGREEMENT made as of the 28th day of July, 2004. BETWEEN:

UNITED AMERICAN CORP., a corporation incorporated under the laws of one of the states of the United States and having its head office at 220, rue de la Coulee, Town of St-Hilaire, J3II .5Z6, Province of Quebec, herein represented by Benoit Laliberte, its President, duly authorized by a Resolution of its Board of Directors herein annexed.
    (hereinafter called "The Producer") - and -

DISTRIBUTION CAR-TEL INC., a corporation incorporated under Part T of the Quebec Companies Act and having its head office at 1750 Marie Victorin, Suite 290, Longueuil, J4G 1A5, Province of Quebec, herein represented by Luc Charlebois, its President, duly authorized by a Resolution of its Board of Directors herein annexed.

    (hereinafter called "The Distributor")

WHEREAS The Producer is the importer of the products listed in Schedule "A" attached hereto (the 'Product");

AND WHEREAS the Distributor wishes to obtain a non-exclusive right to distribute the Product throughout Canada (hereinafter the "Territory") and the exclusive right to distribute the Product throughout the Province of Quebec and the Maritimes (hereinafter the "Exclusive Territory"), on the terms and subject to the conditions herein contained_

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the respective covenants and agreements of the parties contained herein, it is agreed as follows:

0.1 Definitions:

•
Backroom operation shall mean all information pertaining to the User, including the detailed billing to all Users in the Exclusive Territory whether the Product was sold by the Distributor or someone else and outside the Exclusive Territory if the Product was sold by Distributor, the quantities of products sold in the Exclusive Territory and outside the Exclusive Territory if sold by Distributor.

•	Territory shall mean all of Canada ;

•	Exclusive Territory shall mean the Provinces of Quebec, New Brunswick, Prince Edward Island, Nova Scotia, and Newfoundland.

•
Line shall mean the connection of the Product to the Producer's systems to allow the function of the Product as a communicating device and a telephone apparatus through the Internet system, operating wireless and using technology which converts voice into data, (commonly known as Voice over Internet Protocol) including all services and options offered by the Producer to the User in relation to the use of the Line.

•	Marketing plan the marketing plan attached herein as schedule B, with expenditure budget by
•
the Producer of at least $50,000 for the first 180 days from the signing of the present Agreement for every subsequent year a marketing budget that is at least equal to three percent (3%) of yearly Revenues but under no circumstances such marketing expenditure can be less than the greater of the first year expenditure or three percent (3%) of Revenues.

•	"National Retail Chain" means a corporate entity operating retail outlets throughout the Territory and having a single purchasing and distribution center. As more fully identified in Schedule C.

•
Recurring Revenues shall mean payments made by the User to the Producer on a recurring basis to maintain the right of use of the Tdlphone Iine and for the use of other services supplied by the Producer.

•
Revenues shall mean all and every payment made by the User to the Producer or any other person affiliated to the Producer or the successor of the Producer for the connection of the Line, the monthly or periodic payment fox maintaining the Line, for long distance calls made by using the Line and Recurring Revenues and any other payment made for the use of the Line, whatever the mode of payment, including by prepaid cards or other prepaid instruments;

•	User shall mean the end user of the Product.

1.00 Appointment of Distribution

1.01.1 The Producer appoints the Distributor:

a)	As its non-exclusive distributor in the Territory and;

b)	as its exclusive distributor in the Exclusive Territory, upon the terms and conditions herein set out.

1.01.2
a) In the event The Producer appoints an exclusive distributor in Canada, outside the Exclusive Territory, other than Distributor the latter shall cease to have any right or authority to distribute the Product in the Province where another exclusive distributor was appointed. Any Revenues attributable to the sale by Distributor of the Product outside the Exclusive Territory prior to the appointment of another Exclusive Distributor, shall continue to be payable to Distributor in accordance to section 1.05.

b) Distributor shall be allowed to complete the orders on hand, accepted by Producer prior to the appointment of an exclusive Distributor outside the Exclusive Territory.

    c) Under no circumstances will Producer allow any other person to sell, distribute or market the Product in the Exclusive Territory.

    d) The Distributor shall have the right until December 31, 2004, to sell in the Territory.

e) In the event such sales occur the Distributor shall receive all Revenues in relation to the Lines connected to the Product sold by the retailers throughout the Territory. In the event that another distributor is appointed in the non Exclusive Territory it is understood that such appointment will provide for exclusion of the National Retail Chains to which the Distributor has sold the Product.

1.02 The parties agree that the Producer has permitted Camelot Info to sell the Product through the Distributor in conformity with the terms of the present agreement between the Producer and Camelot Info.

1.03 As the authorized distributor, the Distributor agrees to use its best efforts to sell and promote the Product in conformity with section 5.01 (III).

1.04 The parties acknowledge that the principal purpose of the distribution of the Product is to generate Revenues from the use of the Product by the User.

1.05 Producer shall pay to Distributor forty percent (40%) of all and any Revenues received by Producer for the use of the Product if the Product

a)  is sold by Distributor anywhere in the Territory ;

b)  is sold by Distributortor anyone else in the Exclusive Territory.

Whether the Product was sold prior or subsequent to the signing of the present Agreement.

2.00 New Product

2.01 Producer shall offer to the Distributor, in exclusivity in the Exclusive Territory, and Distributor accepts and the Distributor shall have the obligation to market and distribute in the Exclusive Territory any and all similar new Product, including any accessories and prepaid cards for the use of the Product and or the use of the services supplied by the Producer, developed, marketed, sold, distributed by or in any other manner or form promoted by Producer. The parties will negotiate the terms and conditions applicable to the marketing and distribution by Distributor of the new product. Any Revenues generated by the new product or accessory shall be governed by section 8.03.

Any reference to prepaid cards must be in relation to the Teliphone Product (Wi-Fi)

3.00 Status of Distributor

3.01 The status of the Distributor shall be that of an independent contractor and the Distributor shall have no authority to assume or create any obligation whatsoever, expressed or implied, in the name of the Producer, nor to bind Producer in any manner whatsoever. The Distributor shall have no authority hereunder to enter into any contract of sale or employment on behalf of Producer, nor to make allowances or adjustments on Producer's accounts for the return of merchandise, except pursuant to the written authorization of Producer.

4.00 Sub distributors / Assignment

4.01 Sub distributors

Producer hereby grants to the Distributor the right to appoint persons or companies as its sub distributors (herein called "Sub distributors") of the Product, provided however that the appointment by the Distributor of one or more Sub distributors shall not relieve the Distributor of any of its obligations hereunder. Producer shall be requested in writing for its consent for such appointment, which consent will not be unreasonably withheld.

5.00 Required Purchase Quantity

5.01 I) The Distributor shall purchase directly, on an exclusive basis, from Producer such semi annual quantities of the Product as set out hereafter. Unless the parties agree to otherwise in writing, the purchase price for the Product shall be in accordance with Section 6.01 hereof:

II) Subject to Producer:

a)  supplying the Product as ordered by Distributor, and

b)  the Product meets all the Technical specifications; and

c)  the price structure of the revenues is competitive; and

d)  have in place an adequate client service structure.

III) Distributor shall purchase directly from Producer the following minimum quantities:

a)	Year 1:	2,500 the first nine months.
b)	Year 2:	3,750 every six months
c)	Year 3:	5,000 every six months
d)	Year 4:	6,250 every six months
e)	Year 5:	7,500 every six months

unless the parties agree to otherwise in writing.

6.00 Purchase and Sale of the Product

6.01 Subject to and in accordance with the terms and conditions of this Agreement, Producer hereby agrees to sell to the Distributor, and the Distributor agrees to buy from Producer, the Product at a price (the "Purchase Price") which shall be the Producer's landed cost of producing the Product (F.O.B. destination) plus ten percent (10%),

6.02 All prices for the Product referred to herein are payable by the' Distributor to Producer in the currency of Canada.

7.00 Shipping and Payment Arrangements

7.01 The Product will be shipped to one destination stipulated by the Distributor upon receipt by Producer of the Distributor's purchase order. The Product shall be sold F.O.B. Distributor's warehouse.

Terms of payment shall be:

a)	for the first deliveries, during the two first months from the signing of this Agreement, net sixty (60) days from date of activation of the Line; and

b)	any delivery after the initial two months,net thirty (30) days from the date of activation of the Line .

7.02 Producer shall Initially grant Distributor a line of, credit of Canadian $50,000.00 for Product purchased.

8.00 Obligations of Producer

8.01 Producer agrees that during the term of this Agreement, it shall:

(a)	sell to the Distributor, at the Purchase Price, such quantities of the Product as are ordered by the Distributor from time to time;

(b)
deliver all the Product ordered by the Distributor, upon the terms otherwise set out herein, within and not later than sixty (60) days from the date of the receipt by the Producer of the said purchase order;

(c)
refund or credit to the account of the Distributor the amounts paid or owing by the Producer for any Product which is defective or faulty and which the Distributor returns to Producer, provided that the fault or defect does not arise as a result of the actions of the Distributor nor arises as a result of the actions of the retailer or the User;only the Producer shall have the authority and right to declare the Product defective and/or faulty.

(d)	use its best efforts to maintain or improve the quality and standards of the Product;

(e)
provide to the Distributor, at its cost, any and all sales promotional material, brochures, price lists and any other literature relative to the Product at such time and in such quantities as may be reasonably requested by Distributor, and

(f)	assist the Distributor by all reasonable means in selling and distributing the Product to retailers, including, without limitation, coordinating sales programs with the Distributor; and

(g)
have at all times available locally a sufficient quantity of the Product to meet the demand as communicated by Distributor to Producer. By October 15, 2004 Producer's inventory available locally must be equal to 1,000 units of the Product. After October 15, 2004 the minimum quantities of inventory available locally in the city of Montreal must be equal to the total amount of Product ordered by Distributor during the preceding 15 days; and

(h)
provide to the Distributor , to the retailers and to the User technical support and have in place a reputable and efficient customer support service to meet properly and adequately the demand without delay;

(i)
to use its best effort to put in place a competitive strategy to meet any competition and react to any new competition with enough resources and speed to maintain the Product and the services in the market at a competitive price to the User.

8.02 Producer agrees that during the term of this Agreement, it shall not:

(a)	withhold delivery of the Product ordered by the Distributor for any reason other than non-payment in respect of previous orders or breach of any of the terms and conditions of this Agreement;

(b)	distribute, sell, or solicit orders for the Product within or for ultimate delivery to any place within the Exclusive Territory defined herein without the prior written consent of the Distributor; and

(d)	(d) Subject to clause 1.02, Producer shall not sell directly or indirectly the Product otherwise than through

Distributor.

8.03 Pay Distributor forty percent (40%) of all Revenues on the 15ui day of each month for all Revenues received by Producer during the preceding month.

8.04 Producer shall give Distributor:

a)
during the first 60 days from the date of signing the present Agreement, the right to examine the hardware used by Producer for the communication by the User for the purpose of ascertaining whether Producer can offer the service of Telecommunication and that the apparatus has sufficient capabilities to answer adequately the demand;

b)	on a regular basis access to the Backroom Operation to allow at all time direct or distant access to the billing of the Users,

8.05 Producer at its cost shall mace available, to Distributor and the retailers of the Product, qualified personnel to explain the Product and its operation.

9.00 Responsibilities of the Distributor

9.01 The Distributor agrees that during the term of this Agmeement, it shall:

(a)
comply and cause all its Subdistributors or parties appointed by it to comply, with all applicable laws in the Territory relating to the advertising, distribution and sale of the Product and with the terms and conditions of this Agreement;

(b)	devote its best efforts to the performance of its obligations under this Agreement;

(c)
make every reasonable effort and use proper means to develop the market potential for trade in the Product, and actively solicit orders for the sale of the Product, provided that in no event shall the Distributor be required to expend any moneys on advertising or other marketing and sale techniques, except as the Distributor, in its sole discretion, determines appropriate; and

(d)	develop, promote and maintain with customers, the goodwill and reputation of the Product. 10.00 Terms of Agreement

10.01 'This Agreement shall come into effect on its date of execution and shall continue in full force and effect, unless terminated earlier in accordance with the terms set out below, until the fifth (5th) anniversary of the date of execution (the 'Initial Term").

10.02 Provided the Distributor has complied with all the terms and conditions hereof, this Agreement shall be automatically renewed at the completion of the Initial Term and shall continue on the same terms and conditions as contained herein for successive two (2) year periods (the "Renewal Term").

10.03 Notwithstanding the provisions contained in Section 10.01 above, the parties hereto agree that this Agreement shall immediately terminate without notice to either parry upon the occurrence of any one or more of the following events:

a)
the Distributor shall file an assignment in bankruptcy or be or become bankrupt or upon the appointment of a receiver for all or substantially all of the property or assets of the Distributor or upon the making by the Distributor of any assignment or attempted assignment for the benefit of creditors or upon the institution by the Distributor of any act or proceeding for the winding up of its business.

10.04 The parties agree that this agreement may be terminated at the option of the Producer if there is any indebtedness due by the Distributor and:
a)	a notice of default to pay is sent to the Distributor; and

b)	after the lapse of five (5) working days, payment is not received from the Distributor.

10.05 I) Upon termination of this Agreement pursuant to lapse of time or notice of termination:

(a)	the Distributor shall discontinue any and all representations or implications that it is a Distributor for or is otherwise affiliated with Producer; and

(b)
Producer shall repurchase from the Distributor from or any sub-Distributor as the case may be, any of the Product in the Distributor's inventory at the cost to the Distributor for such Product, less any amount then owing from the Distributor to Producer.

(c)
notwithstanding the termination of this Agreement, whatever the cause provided the cause is not that which is stipulated at 10.03(a), whether such termination was initiated by the Producer or the Distributor, Producer shall continue to pay Distributor the amounts referred to in section $_03 in relation to all the active Users at the date of effective termination of the Agreement as long as the User initially has connected his Line during the term of this Agreement or any renewal thereof and continues to use the Line. Producer shall not do anything to incite the User to make any change and Producer shall not do anything that can have as an effect to reduce the amount of Revenues payable to Distributor after the termination.

(d)	upon Termination and for a period of 2 years from date of Termination ,Producer, shall not have any dealings, directly or indirectly with Distributors:
a)	Retailers chains and;
b)	Cable distributors.

II) In case of contravention by Producer, Distributor shall have the following rights:

a)	Ask for injunctive relief and;
b)	For damages and;
c)
Without restricting its right under (a) and (b) above Producer shall pay to Distributor forty percent (40%) of all Revenues generated to Producer as the result of any contravention to the present prohibition.

 III) Should the present Distribution Agreement be transferred, assigned and made over to a third party and in the event Clause 10.03 is the reason for termination, no monetary or legal rights shall exist for the benefit of the Distributor or the sub-Distributor(s).

11.00 Use of Trademarks

11.01 With respect to the use of any of the trademarks associated with the Product, now or at any time registered in the name of Producer (the "Trademarks"), the parties agree as follows:

(a)
all representations of any Trademarks which the Distributor intends to use in any promotional materials (the "Materials") shall be submitted to Producer for prior approval of design, colour and other details and no Materials containing any of the Trademarks shall be distributed by the Distributor or on behalf of the Distributor without the written approval of Producer; and

(b)
Producer shall not withhold its approval unreasonably and, unless Producer has advised the Distributor in writing within three (3) business days of receipt of the Materials for approval that Producer does not approve of the use of such Materials, Producer shall be deemed to have approved of the use of such materials.

11.02 The Distributor shaII not change or vary any of the Trademarks nor use any other Trademarks which are similar to or substantially similar to or so nearly resembling the `trademarks so as to be Iikely to cause deception or confusion to the public.

12.00 Confidential Information

 12.01
a) The Distributor agrees that all information, knowledge and data of a confidential nature ("Confidential Information") which it shall acquire or which may come to its knowledge during the term this Agreement shall at all times (both during the taut of this Agreement and subsequent to the termination thereof) and for all purposes be held by the Distributor in confidence and the Distributor agrees that it shall not (both during the term of this Agreement and subsequent to the termination thereof) disclose, divulge, communicate orally, in writing or otherwise to any person or persons any Confidential Information. Notwithstanding the above, the Distributor shall be entitled to disclose such Confidential Information to its duly appointed Sub distributors. For the purposes hereof, "Confidential Information" includes, but is not limited to information emanating from Producer, concerning research, development, patents, copyright, industrial property rights, marketing plans and strategies, profits, costs, pricing and systems of procedure.

b) The Producer agrees that all information, knowledge and data of a confidential nature ("Confidential Information") which it shall acquire or which may come to its knowledge during the term this Agreement shall at all times (both during the term of this Agreement and subsequent to the termination thereof) and for all purposes be held by the Producer in confidence and the Producer agrees that it shall not (both during the term of this Agreement and subsequent to the termination thereof) disclose, divulge, communicate orally, in writing or otherwise to any person or persons any Confidential Information. For the purposes hereof, "Confidential Infomnation" includes, but is not limited to information emanating from Distributor, concerning research, development, patents, copyright, industrial property rights, marketing plans and strategies, profits, costs, pricing and systems of procedure.

12.02 Immediately following the termination of this Agreement, the Distributor agrees to transfer and deliver to Producer all documents, notebooks, charts, files and records containing or referencing Confidential Information including copies, summaries, and notes in its possession or control.

13.00 Patent Infringement and Conformity to Law.

13.01 Producer will defend claims against the Distributor that Product supplied hereunder infringe a Canadian patent. Producer will pay resulting court costs, damages and legal fees finally awarded provided that: (a) the,Distributor°

promptly notifies Producer in writing of the claim; (b) the Distributor provides Producer with all information and assistance necessary to defend or settle the claim; and (c) Producer has sole control of the defense and all related settlement negotiations. The Distributor agrees that if the Product supplied hereunder become, or in the opinion of Producer are likely to become, the subject matter of a claim, the Distributor will permit Producer at its option and expense either to: (a) procure the right for the Distributor to continue selling the Product; or (b) replace or modify the Product so that they do not infringe any patent. If neither alternative is reasonable in the opinion of Producer, the Distributor agrees to return the Product to Producer on request and Producer agrees to grant the Distributor a credit for the purchase price paid for the Product by the Distributor. The liability of Producer under this paragraph is personal to Producer and may not be asserted against any assignee of Producer hereunder. Producer shall have no liability hereunder for any claim which is based on a use or modification of the Product for a purpose for which the Product were not designed.

13.02 Producer warrants that during the term of this Agreement and any renewal thereof that the Product and its use shall at all time comply with the law.

14.00 Warranty

14.01 The Warranties applicable to each of the Product sold to the Distributor under this Agreement shall conform to the separate manufacturing product warranties then in effect with respect to such Product, copies of which have been furnished to the Distributor, and the Distributor agrees to inform its customers of such warranties and any changes thereto that Producer supplies to the Distributor from time to time. Such warranties are in lieu of and exclude all other conditions, warranties, guarantees, obligations, rights or representations (including any warranties as to merchantability, fitness or durability), expressed or implied, arising by statute or otherwise.

15.00 GENERAL CONTRACT PROVISIONS

15.01 All notices, requests, demands or other communications (collectively, 'Notices") by the terms hereof required or permitted to be given by one party to any other party, or to any other person shall be given in writing by personal delivery or by registered mail, postage prepaid, or by facsimile transmission to such other party as follows
(a)	To Producer at: 220 , Rue de La coulee ST-HILAIRE, J3H 5Z6, Quebec, Tel: 514-788-4890 Fax: 450-446-134S
(b)	To Distributor at: 1750 , Maxie-Victorin ,suite 290 , Longucuil , JAG 1AS, Quebec, Tel : 450-646-3355 Fax : 450-646-4455

or at such other address as may be given by such person to the other parties hereto in writing from time to time. If any party bound hereby or any permitted transferee of shares hereunder shall not have given the parties hereto notice setting forth an address for the giving of Notices, the Notice for such person shaII be deemed to have been properly given if given in accordance with the terms hereof as if given to the transferor(s) of such shares.

All such Notices shall be deemed to have been received when delivered or transmitted, or, if mailed, 3 business days after 12:01 a.m. on the day following the day of the mailing thereof. If any Notice shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such Notice shall be deemed to have been received 3 business days after 12:01 a.m. on the day following the resumption of normal mail service, provided that during the period that regular mail service shall be interrupted all Notices shall be given by personal delivery or by facsimile transmission.

15.02 The parties shall sign such further and other documents, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every part thereof.

15.03 This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall be but one and the same instrument.

15.04 Time shall be of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.

15.05 This Agreement constitutes the entire Agreement between the parties with respect to all of the matters herein and its execution has not been induced by, nor do any of the parties rely upon or regard as material, any representations or writings whatever not incorporated herein and made a part hereof and may not be amended or modified in any respect except by written instrument signed by the parties hereto. The Schedules referred to herein are incorporated herein by reference and form part of the Agreement

15.06 This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

15.07 Any amount over due, payable by one party to the other, shall bear interest at the rate of 24% per year 2% per month.

15.08 The division of this Agreement into articles and sections is for convenience of reference only and shall not affect the interpretation or construction of this Ageement.

15.09 This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the federal laws of Canada applicable therein and each of the parties hereto agrees irrevocably to conform to the jurisdiction of the Courts of the Province of Quebec.

15.10 In this Agreement, words importing the singular number shall include the plural and vice versa, and words importing the use of any gender shall include the masculine, feminine and neuter genders and the word "person" shall include an individual, a trust, a partnership, a body corporate, an association or other incorporated or unincorporated organization or entity.

15.11 When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, then the time period in question shall end on the first business day following such non-business day.

15.12 Any references in this Agreement to any law, by-law, rule, regulation, order or act of any government, governmental body or other regulatory body shall be construed as a reference thereto as amended or re-enacted from time to time or as a reference to any successor thereto.

15.13 If any Article, Section or any portion of any Section of this Agreement is determined to be unenforceable or invalid for any reason whatsoever that unenforceability or invalidity shall not affect the enforceability or validity of the remaining portions of this Agreement and such unenforceable or invalid Article, Section or portion thereof shall be severed from the remainder of this Agreement.

15.14 The parties hereto agree that this Agreement may be transmitted by facsimile or such similar device and that reproduction of signatures by facsimile or such similar device will be treated as binding as if original and each party hereto undertakes to provide each and every other party hereto with a copy of the Agreement bearing original signatures forthwith upon demand.

15.15 The parties have requested that the present Agreement be drafted in English. Les parties ont requis que lc present accord soft redige en anglais.

IN WITNESS WHEREOF the parties have duly executed s Distribution Agreement as of the date first above written.

UNITED AMERICAN CORPORATION

Per: /s/ Benoit Laliberte
BENOIT LALIBERTE-Producer

DISTRIBUTION CAR-TEL INC.

Per: /s/ Luc Charlebois
LUC CHARLEBOIS-Distributor

SCHEDULE "A"

The Schedule A would consist of the current Product being imported by Producer for which the Distributor is being retained to distribute.

SCHEDULE "B"

MARKETING PLAN

The Schedule B would consist of the initial Marketing Plan within the Exclusive Territory:

a)  Newspapers
b)  Television
c)  Radio
d)  Direct Mailing

All marketing will be performed on a "best effort" basis with a minimum monetary obligation of the Producer, to disburse the sum of Fifty Thousand Dollars ($50,000) during the first one hundred and eighty days (180) days after signing this Agreement.

The Marketing Plan and its mode of implementation shall remain in the Exclusive domain of the Producer, and will be disclosed to the Distributor within sixty (60) days.

SCHEDULE "C"

National Retail Chains

➢	LOBLAWS
➢	SHELL
➢	FUTURE SHOP
➢	RADIO SHACK
➢	ULTRAMAR
➢	BRAULT E MARTINAULT
➢	STEREO PLUS
➢	DUMOULIN
➢	CABINE TELEPHONIQUE
➢	CENTRE HI Fl
➢	SOBEY'S
➢	BUREAU EN GROS
➢	BRICKS
➢	COMPU-SMART
➢	STAPLES
➢	POSTE CANADA
➢	VIDEOTRON
➢	COGECO
➢	BELL
➢	ROGERS
➢	TELUS
➢	SPRINT
➢	MICROCELL (FIDO)
➢	INTERNET SERVICE PROVIDER
➢	WIFI
➢	AT&T